Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Completes $37 Million Acquisition and Settlement Resolution
-Closes $21 Million Sale to Major Customer-

MURFREESBORO, Tenn. - (September 3, 2013) National Health Investors (NYSE: NHI) announced today the acquisition of eight skilled nursing facilities, the resolution of a settlement agreement and the sale of six skilled nursing facilities.

On August 30, 2013, NHI completed an acquisition of eight skilled nursing facilities in Massachusetts and New Hampshire from ElderTrust of Florida, Inc. for consideration consisting of $23.3 million in cash and the cancellation of notes receivable from ElderTrust with a principal balance of $13.7 million. Beginning September 1, 2013, the facilities will be under a new triple-net lease to the current manager, National Healthcare Corporation (NYSE: NHC), for an initial period of 15 years at a lease amount of $350,000 for the remainder of 2013; beginning in 2014, a base lease amount of $3.4 million; and, beginning in 2015, the base lease amount plus an annual rent escalator calculated as 4% of the increase in each facility's revenue over a 2014 base year.

Additionally, NHI previously agreed to full settlement of its notes receivable from SeniorTrust of Florida, Inc., for $15 million in cash, received by NHI on June 27, 2013.

As a result of the foregoing, NHI has now completed the settlement agreement involving ElderTrust and SeniorTrust and believes it resolved, in full, the previously disclosed investigation by the Office of the Tennessee Attorney General, as well as the lawsuits regarding the two nonprofit corporations which are to be dismissed pursuant to the terms of the agreement.

As previously disclosed, NHI entered into an agreement with existing tenant NHC to sell six skilled nursing facilities for $21 million in cash. The sale closed on August 29, 2013. Further, NHI and NHC previously agreed to extend the master lease of 32 skilled nursing facilities and three independent living facilities to NHC through December 2026.

About National Health Investors
National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Safe Harbor Statement
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year.

Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.